Exhibit 5.1
[CGSH Letterhead]
                                        March 28, 2011
Nationstar Mortgage LLC
Nationstar Capital Corporation
350 Highland Drive
Lewisville, Texas 75067
           Re: Amendment No. 2 to the Registration Statement on Form S-4
Ladies and Gentlemen:
          We have acted as special counsel to Nationstar Mortgage LLC, a Delaware limited liability company (the “Company”), Nationstar Capital Corporation, a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), and each of the guarantors listed in the Registration Statement (the “Guarantors” and, together with the Issuers, the “Registrants”), in connection with Amendment No. 2 to the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in respect of up to $250,000,000 aggregate principal amount of the Issuers’ 10.875% Senior Notes due 2015 (the “Exchange Notes”) to be offered in exchange for any and all of the Issuers’ outstanding 10.875% Senior Notes due 2015 originally issued on March 26, 2010 (the “Initial Notes”). The Exchange Notes will be issued under an indenture dated as of March 26, 2010, as amended, (the “Indenture”), among the Company, the Co-Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Indenture includes the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).
          In arriving at the opinions expressed below, we have reviewed the following documents:

Nationstar Mortgage LLC, et al., pg. 2
          (a) an executed copy of the Indenture;
          (b) the Registration Statement; and
          (c) the form of the Exchange Notes included in the Indenture.
          In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate or other records of the Issuers, Centex Land Vista Ridge Lewisville III General Partner, LLC, Centex Land Vista Ridge Lewisville III, L.P., Harwood Service Company LLC, Homeselect Settlement Solutions, LLC, Nationstar 2009 Equity Corporation, NSM Recovery Services Inc., and NSM Foreclosure Services Inc., (together, the “Delaware Companies”) and such other documents, and other certificates of public officials, officers and representatives of the Delaware Companies and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
          In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Exchange Notes will conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.
          Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form included in the Indenture, have been duly executed, authenticated and delivered in accordance with the Indenture, and duly issued and delivered by the Issuers in exchange for an equal principal amount of Initial Notes, (a) the Exchange Notes will be valid, binding and enforceable obligations of each of the Issuers, entitled to the benefits of the Indenture and (b) the Guarantees set forth in the Indenture will be valid, binding and enforceable obligations of each of the Guarantors, entitled to the benefits of the Indenture.
          Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of any Registrant, such opinions are subject to applicable bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally and to general principles of equity.
          In giving the foregoing opinions relating to the validity, binding effect or enforceability of any agreement or obligation of the Guarantor incorporated in the State of Tennessee, we have relied without independent investigation, as to matters relating to the law of State of Tennessee, on the opinion of Bass, Berry & Sims, PLC, a copy of which is filed as Exhibit 5.2 to the Registration Statement, and our opinions are subject to all of the limitations and qualifications contained therein.
          In giving the foregoing opinions relating to the validity, binding effect or enforceability of any agreement or obligation of any of the Guarantors incorporated or organized in the states of California, Georgia, Minnesota, Nevada, or New Jersey, we have relied without independent investigation, as to matters relating to the law of such state as applicable, on the

Nationstar Mortgage LLC, et al., pg. 3
opinion of Greenberg Traurig LLP, a copy of which is filed as Exhibit 5.3 to the Registration Statement, and our opinions are subject to all of the limitations and qualifications contained therein.
     The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the Revised Uniform Limited Partnership Act of the State of Delaware, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Duane McLaughlin

Duane McLaughlin, a Partner